Exhibit 99.2

August 17, 2009

Mr. Samyak Veera
Chairman of the Board of Directors
New Frontier Energy, Inc.
1789 W. Littleton Boulevard
Littleton, Colorado 80120

Dear Mr. Veera:

I hereby resign from the position of director of New Frontier Energy, Inc., effective immediately.

Sincerely,

/s/ Mukund Krishnaswami
Mukund Krishnaswami

Acknowledged and Accepted For and on behalf of New Frontier Energy, Inc. /s/ Samyak Veera Samyak Veera Chairman of the Board of Directors